EXHIBIT 2.1

STOCKHOLDER AGREEMENT

AGREEMENT, dated as of February 2, 2015 between SS&C Technologies Holdings, Inc., a Delaware corporation (“Parent”), Arbor Acquisition Company, Inc., a Delaware corporation (“Merger Sub”), Stephanie G. DiMarco,  DiMarco/Harleen Revocable Living Trust and DiMarco/Harleen 1996 Charitable Trust (each, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, in order to induce Parent and Merger Sub to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Advent Software, Inc., a Delaware corporation (the “Company”), Parent has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock of the Company that each Stockholder beneficially owns (the “Shares”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Grant of Proxy; Voting Agreement

Section 1.01 .  Voting Agreement.

(a)  Until this Agreement has been terminated in accordance with its terms, each Stockholder hereby agrees to vote or exercise its right to consent with respect to all Shares that Stockholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company.

(b)  Stockholder hereby agrees that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

(c)  Notwithstanding the foregoing, nothing in this Agreement shall require any Stockholder to vote or otherwise consent to any amendment to the Merger Agreement or the taking of any action that could result in the amendment, modification or a waiver of a provision therein, in any such case, in a manner that (i) decreases the amount or changes the form of the Merger Consideration, (ii) imposes any material restrictions or additional conditions on the consummation of the Merger or the payment of the Merger Consideration to stockholders or (iii) extends the End Date.  Except as expressly set forth in this Section 1.01, Stockholders shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company.

Section 1.02.  Irrevocable Proxy.  Each Stockholder hereby revokes any and all previous proxies granted with respect to the Shares.  By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote at any meeting of the stockholders of the Company (or deliver written consent) in favor of the actions set forth in Section 1.01(a) and against the actions set forth in Section 1.01(b) .  The proxy granted by each Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses.  The proxy granted by each Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

Section 1.03.  Other Capacities.  If any Stockholder is an officer or director of the Company, nothing in this Agreement shall be deemed to apply to, or to limit in any manner, the discretion of such Stockholder with respect to any action to be taken (or omitted) by such Stockholder in his or her capacity as an officer or director of the Company; provided that the obligations, covenants and agreements of such Stockholder contained in this Agreement are separate and apart from such Stockholder's capacity as an officer or director of the Company, and neither any fiduciary obligation that such Stockholder may have as a director or officer of the Company nor the occurrence of an Adverse Recommendation Change shall countermand the obligations, covenants and agreements of such Stockholder, solely in his or her capacity as a stockholder of the Company, contained in this Agreement.

ARTICLE 2
Representations and Warranties of Stockholders

Each Stockholder, severally and not jointly, represents and warrants to Parent that:

Section 2.01.  Corporation Authorization.  With respect to any Stockholder who is not an individual, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers (corporate and otherwise) of such Stockholder and, if applicable, have been duly authorized by all necessary corporate action.  With respect to any Stockholder who is an individual, if such Stockholder is married and the Shares constitute community property under applicable law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement.  This Agreement constitutes a valid and binding Agreement of such Stockholder (and, if applicable, such Stockholder’s Spouse), enforceable against such Stockholder (and, if applicable, such Stockholder’s Spouse) in accordance with its terms.

Section 2.02.  Non-Contravention.  The execution, delivery and performance by such Stockholder of this agreement and the consummation of the transactions contemplated hereby do not and will not (i) with respect to any Stockholder who is not an individual, violate the certificate of incorporation or bylaws of such Stockholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder or (iv) result in the imposition of any Lien on any asset of such Stockholder.

Section 2.03.  Ownership of Shares.  As of the date hereof, such Stockholder is the record and beneficial owner of the Shares set forth on the signature page hereto, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares).  None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

Section 2.04.  Total Shares.  As of the date hereof, except for the securities set forth on the signature page hereto, such Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 2.05.  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

ARTICLE 3
Representations and Warranties of Parent

Parent represents and warrants to Stockholder:

Section 3.01.  Corporation Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action.  This Agreement constitutes a valid and binding agreement of Parent.

ARTICLE 4
Covenants of Stockholder

Each Stockholder, severally and not jointly, hereby covenants and agrees that:

Section 4.01.  No Proxies for or Encumbrances on Shares.

(a)  Except pursuant to the terms of this Agreement, no Stockholder shall, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement, except for Permitted Transfers.  Except with the prior written consent of Parent, no Stockholder shall seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding, except for Permitted Transfers, and agrees to notify Parent promptly, and to provide all details requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

(b)  For purposes of this Section 4.01, “Permitted Transfers” shall mean any acquisition or sale, assignment, transfer, encumbrance or other disposition of securities (i) for the net settlement of Stockholder’s Company Options or Company SARs (to pay the exercise price thereof and any tax withholding obligations), (ii) for the net settlement of Stockholder’s Company RSUs (including Performance RSUs) settled in shares of Company Stock (to pay any tax withholding obligations), (iii) for the exercise of Stockholder’s Company Options or Company SARs, to the extent such options would expire prior to the Effective Time, (iv) for the exercise of Stockholder’s Company Options or Company SARs, or the receipt upon settlement of Stockholder’s Company RSUs, and the sale of a sufficient number of such shares of Company Stock acquired upon exercise or settlement of such securities as would generate sales proceeds sufficient to pay the aggregate applicable exercise price of shares then exercised under such options or stock appreciation rights and the taxes payable by Stockholder as a result of such exercise or settlement, (v) made as a bona fide gift to a charitable entity (provided that the aggregate number of Shares assigned, transferred or otherwise disposed of by all Stockholders pursuant to this clause (v) shall not exceed 150,000), (vi) to any family member or trust for the benefit of any family member, (vii) to any stockholder, member or partner of any Stockholder which is an entity, (viii) to any Affiliate of Stockholder, or (ix) to any person or entity if and to the extent required by any non-consensual legal order, by divorce decree or by will, intestacy or other similar Applicable Law, so long as, in the case of the foregoing clauses (vi), (vii), (viii) and (ix), the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement.

Section 4.02.  Other Offers.  Subject to Section 1.03, each Stockholder (in his, her or its capacity as such) shall not and shall use its reasonable best efforts to cause (x) if Stockholder is not an individual, its subsidiaries and its and their officers, directors, employees or other agents not to or (y) if Stockholder is an individual, its agents and controlled affiliates not to, in either case, directly or indirectly, (i) take any action to solicit or initiate any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person that may be considering making, or has made, an Acquisition Proposal or has agreed to endorse an Acquisition Proposal.

Section 4.03.  Appraisal Rights.  Stockholder agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

ARTICLE 5
Miscellaneous

Section 5.01.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 5.02.  Further Assurances.  Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.03.  Amendments; Termination.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.  This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

Section 5.04.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.05.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.

Section 5.06.  Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

Section 5.07.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 5.08.  Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.09.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.10.  Capitalized Terms.  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

ARTICLE 1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SS&C TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Patrick J. Pedonti
	Name:	Patrick J. Pedonti
	Title:	Senior Vice President and Chief Financial Officer

ARBOR ACQUISITION COMPANY, INC.

By:	/s/ Patrick J. Pedonti
	Name:	Patrick J. Pedonti
	Title:	Treasurer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER: STEPHANIE G. DIMARCO

By:	/s/ Stephanie G. DiMarco
	Name:	Stephanie G. DiMarco
Title:

SPOUSE OF STOCKHOLDER: JAMES HARLEEN

By:	/s/ James Harleen
	Name:	James Harleen
Title:

Stockholder	Description of Security	Shares Owned (or Underlying such Security)
Stephanie G. DiMarco	Stock Appreciation Rights	249,952
	Restricted Stock Units	1,306

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER: DIMARCO/HARLEEN REVOCABLE LIVING TRUST

By:	/s/ Stephanie G. DiMarco
	Name:	Stephanie G. DiMarco
	Title:	Trustee

Stockholder	Description of Security	Shares Owned (or Underlying such Security)
DiMarco/Harleen Revocable Living Trust	Common Stock	2,468,233

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER: DIMARCO/HARLEEN 1996 CHARITABLE TRUST
By:	/s/ Stephanie G. DiMarco
	Name:	Stephanie G. DiMarco
	Title:	Trustee

Stockholder	Description of Security	Shares Owned (or Underlying such Security)
DiMarco/Harleen 1996 Charitable Trust	Common Stock	399,654